Exhibit (e)(2) Broker-Dealer Agreement between Rafferty Capital Markets, LLC and broker-dealers, banks and other financial institutions

                          RAFFERTY CAPITAL MARKETS, LLC
                          59 Hilton Avenue - Suite 101
                              Garden City, NY 11530

                             BROKER-DEALER AGREEMENT

      This Agreement made as of ______________________, 20___ between Rafferty Capital Markets, LLC ("RCM"), a corporation organized and existing under the laws of the State of New York, and _________________________________________
("Broker-Dealer"), a corporation organized and existing under the laws of
______________________________.

      WHEREAS, each fund listed on Schedule A (each a "Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company or is a series thereof and currently offers for public sale shares of common stock or beneficial interest ("Shares"); and

      WHEREAS, RCM serves as principal underwriter in connection with the offering and sale of the Shares of each Fund pursuant to a Distribution Agreement; and

      WHEREAS, Broker-Dealer desires to serve as a selected dealer for the Shares;

      NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, RCM and Broker-Dealer agree as follows:

      1. Offers and Sales of Shares. The Broker-Dealer shall offer and sell Shares only at the public offering price currently in effect, and only in accordance with the terms of the then-current prospectus(es), including any supplements or amendments thereto, of each Fund ("Prospectus"). The Broker-Dealer agrees to act only as agent on behalf of its customers in such transactions and, except as provided herein, shall not have authority to act as agent for the Funds, for RCM, or for any other dealer in any respect. Broker-Dealer agrees to purchase Shares for investors, when and if directed by such investors, at the applicable public offering price. Unless otherwise mutually agreed in writing, each transaction shall be confirmed in writing. Broker-Dealer shall make appropriate disclosure to its customers that each Fund's shares are not endorsed by the Broker-Dealer, do not constitute the Broker-Dealer's obligation and are not entitled to federal deposit insurance. All purchase orders are subject to acceptance by RCM and the Fund and become effective only upon confirmation by RCM or an agent of the Fund. In its sole discretion, either the Fund or RCM may reject any purchase order and may, provided notice is given to the Broker-Dealer, suspend sales or withdraw the offering of Shares entirely.

      2. Procedures for Purchases. Broker-Dealer shall be permitted to accept orders for the purchase of Shares of a Fund on each business day that the New York Stock Exchange is open for business and the Fund's net asset value is determined ("Business Day"). The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Broker-Dealer by RCM from time to time.

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      3. Settlement and Delivery for Purchases. Transactions shall be settled by the Broker-Dealer by payment of the full purchase price to the Fund's transfer agent in Federal Funds. Payment for Shares ordered from RCM shall be received by the Fund's transfer agent by the later of (a) the end of the third business day following the Broker-Dealer's receipt of the customer's order to purchase such Shares or (b) the end of one business day following the Broker-Dealer's receipt of the customers payment for such Shares, but in no event later than the end of the sixth business day following the Broker-Dealer's receipt of the customers order. If such payment is not received within the time specified, the sale may be canceled forthwith without any responsibility or liability on RCM's part or on the part of the Fund.

      RCM will not accept from the Broker-Dealer any conditional orders for Shares. Delivery of certificates for Shares purchased shall be made by the Funds only if requested (provided that the Fund issues certificates) and only against receipt of the purchase price, subject to deduction for any discount reallowed to the Broker-Dealer and RCM's portion of the sales charge on such sale.

      RCM shall pay to the Broker-Dealer, not less frequently than monthly, the aggregate fees due it on orders received and settled.

      4. Procedures for Redemption, Repurchase and Exchange. Broker-Dealer shall be permitted to accept orders for the redemption, repurchase or exchange of Shares of a Fund on each Business Day. Redemption or repurchases of Shares as well as exchange requests shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Broker-Dealer by RCM from time to time.

      5. Compensation. On each purchase of Shares by the Broker- Dealer from RCM, the total sales charges and discount to selected Broker-Dealer, if any, shall be as stated in each Fund's Prospectus. Such sales charges and discounts to broker-dealer are subject to reductions under a variety of circumstances as described in each Fund's Prospectus. To obtain these reductions, RCM must be notified when a sales takes place that would qualify for the reduced charge. If any Shares sold to the Broker-Dealer under the terms of this Agreement are redeemed by a Fund or repurchased within seven business days after the date the Broker-Dealer purchased such Shares, the Broker-Dealer agrees to forfeit its right to any discount or commission received by or allowed to the Broker-Dealer from the original sale.

      From time to time during the term of this Agreement, RCM may make payments to Broker-Dealer pursuant to one or more distribution plans adopted by certain of the Funds pursuant to Rule 12b-1 under the 1940 Act ("Plan of Distribution") in consideration, with respect to each such Fund, of your furnishing distribution services hereunder and providing administrative, accounting and other services, including personal service and/or the maintenance of shareholder accounts. The provisions and terms of a Fund's Plan of Distribution are described in its Prospectus and statement of additional information ("SAI"), and the Broker-Dealer agrees that RCM has made no representations to the Broker-Dealer with respect to the Plan of Distribution in addition to or conflicting with the description set forth therein. The Broker-Dealer agrees that (1) Broker-Dealer has no right to receive payment of any amounts otherwise payable to it by RCM under a Fund's Plan of Distribution until such time as RCM is in receipt of such fee from the Fund and (2) RCM's liability to the Broker-Dealer for the payment of any such fees is limited solely to the amount of the applicable Fund's fee sent to RCM.

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      6. Expenses. The Broker-Dealer agrees that it will bear all expenses incurred in connection with its performance of this Agreement.

      7. Representations, Warranties and Additional Covenants.

            (a) The Broker-Dealer represents and warrants that: 20. (i) the persons executing this Agreement on its behalf are duly authorized and empowered to enter into this Agreement;

            (ii) when executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of Broker-Dealer, enforceable in accordance with its terms;

            (iii) it (A) is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") or exempt from registration as a broker-dealer under the 1934 Act, (B) is qualified as a broker-dealer in all states or other jurisdictions in which it sells Shares or is exempt from registration as a broker-dealer in states or other jurisdictions in which it sells Shares, and, (C) if it intends to sell Shares in additional states or jurisdictions in the future, will become qualified to act as a broker-dealer in each such state or jurisdiction prior to selling any Shares or will confirm an exemption from registration as a broker-dealer in each such state or jurisdiction prior to selling any Shares;

            (iv) if it is registered as a broker-dealer under the 1934 Act, Broker-Dealer is a member in good standing of the National Association of Securities Dealers, Inc., ("NASD"), and of the Securities Investor Protection Corporation ("SIPC");

            (v) it has internal controls and procedures that are reasonably sufficient to assure that orders are submitted in accordance with Rule 22c-1 under the 1940 Act;

            (vi) each of its partners, directors, employees, and agents who will be involved in the offer or sale of Shares is appropriately licensed or exempt from licensing;

            (vii) it has implemented an anti-money laundering program that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the rules and regulations under the Act applicable to it; and

            (viii) it has adopted policies and procedures that are reasonably designed to protect the privacy of customer information in accordance with applicable law.

      (b) Broker-Dealer shall enter into an information sharing agreement with each Fund's transfer agent contemporaneously with the execution of this Agreement. The Broker-Dealer shall maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement and, to the extent applicable, abide by the Conduct Rules of the NASD and the Employee Retirement Income Security Act of 1974 (ERISA). Broker-Dealer shall notify RCM immediately in the event of any finding that it violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

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      8. Compliance With Federal and State Laws. The Broker-Dealer will not sell any of the Shares except in compliance with all applicable federal and state securities laws. In connection with sales and offers to sell Shares, the Broker-Dealer will furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of offering or sale as required by law, a copy of the prospectus and, if requested, the related SAI.
RCM shall not be liable to the Broker-Dealer hereunder, except for lack of good faith and for obligations expressly assumed by RCM herein. The Broker-Dealer shall not be responsible for omissions or misstatements in the Fund prospectus. Nothing herein contained, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with, or to relieve the parties hereto from any liability arising under, the federal securities laws.

      RCM shall, from time to time, inform the Broker-Dealer as to the states and jurisdictions in which RCM believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. The Broker-Dealer agrees that it will not knowingly offer or sell Shares in any state or jurisdiction in which such Shares are not qualified, unless any such offer or sale is made in a transaction that qualifies for an exemption from registration.

      RCM assumes no responsibility in connection with the registration of the Broker-Dealer under the laws of the various states or under federal law or the Broker-Dealer's qualification under any such law to offer or sell Shares.

      9. Unauthorized Representations. No person is authorized to make any representations concerning Shares of the Funds except those contained in the Prospectus, SAI and printed information issued by each Fund or by RCM as information supplemental to each Prospectus. RCM shall, upon request, supply the Broker-Dealer with reasonable quantities of Prospectuses and SAIs. The Broker-Dealer agrees not to use other advertising or sales material, relating to the Funds unless approved by RCM in advance of such use.

      Neither party shall use the name of the other party in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

      10. Confirmations. The Broker-Dealer agrees to send confirmations of orders to its customers as required by Rule 10b-10 of the 1934 Act. On orders placed directly with the Fund or its agents, confirms will be sent to customers, as required, by the Fund's transfer agent.

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      11. Records. The Broker-Dealer agrees to maintain all records required by applicable state and federal laws and regulations relating to the offer and sale of Shares to its customers, and upon the reasonable request of RCM, or of the Funds, to make these records available to RCM or the Fund's administrator as reasonably requested. On orders placed directly with the Fund or its agents, the Fund's transfer agent, will maintain all records required by state and federal laws and regulations relating to the offer and sale of Shares. The provisions of this paragraph shall survive the termination of this Agreement.

      12. Taxpayer Identification Numbers. The Broker-Dealer agrees to obtain any taxpayer identification number certification from its customers required under the Internal Revenue Code and any applicable Treasury regulations, and to provide RCM or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

      13. Indemnification. (a) The Broker-Dealer shall indemnify and hold harmless RCM, each Fund, the transfer agent of the Funds, and their respective affiliates, officers, directors, agents, employees and controlling persons from all direct or indirect liabilities, losses or costs (including attorneys fees) arising from, related to or otherwise connected with any breach by the Broker-Dealer of any provision of this Agreement; (b) RCM shall indemnify and hold harmless the Broker-Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including attorneys fees) arising from, related to or otherwise connected with any breach by RCM of any provision of this Agreement; (c) The Agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (Indemnified Party) giving notice to the party required to provide the indemnification (Indemnifying Party) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified party to give notice as provided in this sub-paragraph (c) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

      14. No Agency Created. Nothing in this Agreement shall be deemed or construed to make the Broker-Dealer an employee, agent, representative or partner of any of the Funds or of RCM, and the Broker-Dealer is not authorized to act for RCM, or for any Fund or to make any representations on RCM's or the Funds' behalf. The Broker-Dealer acknowledges that this Agreement is not exclusive and that RCM may enter into similar arrangements with other broker-dealers.

      15. Termination, Assignment and Amendment. Either party to this Agreement may cancel this Agreement by giving ten days' written notice to the other. Such notice shall be deemed to have been given on the date on which it was either delivered personally to the other party or any officer or member thereof or was mailed to the other party at its address as shown below in Section 16. This Agreement will terminate automatically without notice with respect to any Fund if (a) the Broker-Dealer files a petition in bankruptcy, (b) a trustee or the like is appointed for the Broker-Dealer or its assets under federal bankruptcy laws, (c) the Broker- Dealer's registration as a broker-dealer with the Securities and Exchange Commission is suspended or revoked, (d) the Broker-Dealer's NASD membership is suspended or revoked, (e) if an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 shall have been filed against the Broker-Dealer, or (f) the Distribution Agreement between RCM and a Fund is terminated. Termination of this Agreement by operation of this Section 15 shall not affect any unpaid obligations under Sections 2, 3 or 5 of this Agreement or the liability, legal and indemnity obligations set forth under Sections 7, 8, 9 or 13 of this Agreement. Broker-Dealer may not assign this Agreement without the prior written consent of RCM. This Agreement may be amended by either party only with the prior written consent of the other party.

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      16. Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, or by electronic mail, telex, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to RCM shall be given or sent to RCM at its offices located at:

                          59 Hilton Avenue - Suite 101
                          Garden City, NY 11530
                          Attn: Thomas A. Mulrooney

      All notices to the Broker-Dealer shall be given or sent to the address on the Broker-Dealer Information Sheet.

      17. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the benefit of the parties hereto and their respective successors.

      18. Governing Law. This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of New York and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

      19. Confidentiality. The parties each acknowledge that certain information made available to the other party hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other federal or state privacy laws (as amended) and the rules and the regulations promulgated thereunder (collectively, the "Privacy Laws"). The parties hereby agree (i) not to disclose or use such information except as required to carry out their respective duties under this Agreement or as otherwise permitted by law in their ordinary course of business, (ii) to establish and maintain procedures reasonably designed to assure the security and privacy of all such information and (iii) to comply with such Privacy Laws to the extent applicable to either or both of the parties. The provisions of this paragraph shall survive the termination of this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

                                           RAFFERTY CAPITAL
                                           MARKETS, LLC

Attest:                                    By:
        ---------------------------------      ---------------------------------

                                           BROKER-DEALER

Attest:                                    By:
        ---------------------------------      ---------------------------------

                                           Print Name:
                                                       -------------------------
                                           Title:
                                                  ------------------------------
                                           Firm:
                                                 -------------------------------

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                                   SCHEDULE A
                                   ----------

Aegis Value Fund, Inc.

Aegis High Yield Fund, a series of The Aegis Funds